Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO

Second Quarter 2021 Earnings Teleconference

July 29, 2021, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International

Today, Edison International reported core earnings per share of $0.94 compared to $1.00 a year ago. However, this comparison is not meaningful because SCE did not receive a final decision in track 1 of its 2021 General Rate Case during the quarter. As many of you are aware, a proposed decision was issued on July 9th. The utility will file its opening comments later today and reply comments on August 3rd. While Maria will cover the PD in more detail, our financial performance for the quarter, and other financial topics, let me first give you a few observations, which are summarized on page 2.

The PD’s base rate revenue requirement of $6.9 billion is approximately 90% of SCE’s request. The primary drivers of the reduction are lower funding for wildfire insurance premiums, vegetation management, and depreciation. The main reduction to SCE’s 2021 capital forecast was for the Wildfire Covered Conductor Program. Excluding wildfire mitigation-related capital, the PD would approve 98% of SCE’s 2021 capital request, much of which was uncontested.

The PD acknowledged the often-competing objectives of balancing safety and reliability risks with the costs associated with ensuring SCE can make necessary investments to provide safe, reliable, and clean energy. The PD also notes that wildfire mitigation is a high priority for the state and the Commission. The PD supports critical safety and reliability investments and provides the foundation for capital spending and rate base through 2023. We believe it is generally well-reasoned, but it has some major policy implications that are fundamentally inconsistent with where the state is headed. SCE’s CEO, Kevin Payne, addressed these implications well during oral arguments earlier this week, and the utility will elaborate on them in its opening comments, which are outlined on page 3.

The largest area of concern is the significant proposed cut to SCE’s Wildfire Covered Conductor Program. This is SCE’s paramount wildfire mitigation program and the utility’s comments will focus on ensuring the program’s scope is consistent with the appropriate risk analyses, state policy, and achieving the desired level of risk mitigation. The proposed reductions would deprive customers of a key risk reduction tool, so SCE is advocating strongly for a balanced final decision. We believe additional CPUC-authorized funding for SCE’s covered conductor deployment is warranted to protect customers’ and communities’ vital interests and achieve the state’s objective for minimizing wildfire risk.

As noted in prior discussions, SCE has prioritized covered conductor and other wildfire mitigation activities to urgently reduce wildfire risk. A scorecard of SCE’s wildfire mitigation plan progress is on page 4 of the deck. We believe that through the execution of the WMP and other efforts, SCE has made meaningful progress in reducing the risk that utility equipment will spark a catastrophic wildfire. Page 5 provides a few proof points of how SCE believes it has reduced wildfire risk for its customers. First, circuits with covered conductor have experienced 69% fewer faults than those without, which demonstrates the efficacy of this tool. In fact, on segments where we have covered the bare wire, there has not been a single CPUC-reportable ignition from contact with objects or wire-to-wire contact. Second, where SCE has expanded vegetation clearance distances and removed trees that could fall into its lines, there have been 50% fewer tree- or vegetation-caused faults than the historic average. Lastly, since SCE began its high fire risk inspection program in 2019, it has found 66% fewer conditions requiring remediation on the same structures year-over-year. These serve as observable data points of the substantial risk reduction from SCE’s wildfire mitigation activities. The utility will use the tools at its disposal to mitigate wildfire risk. This includes deploying covered conductor at a level informed by the Final Decision, augmented by using Public Safety Power Shutoffs, or PSPS, to achieve the risk reduction originally contemplated for the benefit of customers.

The PD also included comments on the topic of affordability. We agree that affordability is always important and must be weighed against the long-term investments in public safety. I will highlight that SCE’s rates have generally tracked local inflation over the last 30 years and have risen the least since 2009 relative to the other major California IOUs. Currently, SCE’s system average rate is about 17% lower than PG&E’s and 34% lower than SDG&E’s, reflecting the emphasis SCE has placed on operational excellence over the years. While we recognize that the increases in the next few years—tied to the investments in safety for the communities SCE serves—are higher than this historical average, SCE has demonstrated its ability to manage rate increases to the benefit of customers. Underfunding prudent mitigations like covered conductor is penny wise and pound foolish, as it may ultimately lead to even greater economic pain — and loss of life — for communities impacted by wildfires that could have been prevented.

An active wildfire season is underway right now, and I would like to emphasize SCE’s substantial progress in executing its WMP. Through the first half of the year, SCE completed over 190,000 high fire risk-informed inspections of its transmission and distribution equipment, achieving over 100% of its full year targets. The utility also continues to deploy covered conductor in the highest risk areas. Year-to date, SCE installed over 540 circuit miles of covered conductor in high fire risk areas. For the full year, SCE expects to cover at least another 460 miles for a total of 1,000 miles deployed in 2021, consistent with its WMP goal.

Additionally, SCE is executing its PSPS Action Plan to further reduce the risk of utility equipment igniting wildfires and to minimize the effects on customers. SCE is on target to complete its expedited grid hardening efforts on frequently impacted circuits and expects to reduce customer minutes of interruption by 78%, while not increasing risks, assuming the same weather conditions as last year. To support the most vulnerable customers living in high fire risk areas when a PSPS is called, the utility has distributed over 4,000 batteries for backup power through its Critical Care Back-Up Battery program.

We believe California is also better prepared to combat this wildfire season. The Legislature has continued to allocate substantial funding to support wildfire prevention and additional firefighting resources. Just last week, the state announced that CAL FIRE had secured 12 additional firefighting aircraft for exclusive use in its statewide response efforts, augmenting the largest civil aerial firefighting fleet in the world. SCE is also supporting the readiness and response efforts of local fire agencies. In June, SCE contributed $18 million to lease three fire-suppression helicopters. This includes two CH-47 helitankers, the world’s largest fire-suppression helicopters, and a Sikorsky-61 helitanker. All three aircraft have unique water and fire-retardant-dropping capabilities and can fly day and night. In addition, a Sikorsky-76 command and control helicopter, along with ground-based equipment to support rapid retardant refills and drops, will be available to assist with wildfires. The helitankers and command-and-control helicopter will be strategically stationed across SCE’s service area and made available to various jurisdictions through existing partnerships and coordination agreements between the agencies through the end of the year.

We also appreciate the strong efforts by President Biden, Energy Secretary Granholm, and the broader Administration. I was pleased to join the President, Vice President, cabinet members, and Western Governors including Governor Newsom for a virtual working session on Western wildfire preparedness last month. The group highlighted key areas for continued partnership among the Federal government, states, and utilities, including land and vegetation management, deploying technology from DOE’s national labs and other Federal entities, and enabling response and recovery.

Let me conclude my comments on SCE’s wildfire preparations for this year by pointing out a resource we made available for investors. We recently posted a video to our Investor Relations website featuring SCE subject matter experts discussing the utility’s operational and infrastructure mitigation efforts and an overview of state actions to meet California’s 2021 drought and wildfire risk — so please go check it out.

Investing to make the grid resilient to climate change-driven wildfires is a critical component of our strategy and just one element of our ESG performance. Our recently published Sustainability Report details our progress and long-term goals related to the clean energy transition and electrification. In 2020, approximately 43% of the electricity SCE delivered to customers came from carbon-free resources, and the company remains well-positioned to achieve its goal to deliver 100% carbon-free power by 2045. SCE doubled its energy storage capacity during this year, and continues to maintain one of the largest storage portfolios in the nation. We have been engaged in Federal discussions on potential clean energy provisions and continue to support policies aligned with SCE’s Pathway 2045 target of 80% carbon-free electricity by 2030. However, electric affordability and reliability must be top of mind as we push to decarbonize the economy through electrification. The dollars needed to eliminate the last molecule of CO2 from power generation will have a bigger impact when spent instead on an electric vehicle or heat pump. For example, the utility is spending over $800 million to accelerate vehicle electrification across its service area—a key component to achieve an economywide net zero goal most affordably. Recently, SCE opened its Charge Ready 2 program for customer enrollment. The program will support 38,000 new electric car chargers over the next 5 years, with an emphasis on locations with limited access to at-home charging options and disadvantaged communities. We are proud that Edison’s leadership in transportation electrification was recently recognized by our peers with EEI’s Edison Award, our industry’s highest honor. SCE has been able to execute on these objectives while maintaining the lowest system average rate among California’s investor owned utilities and monthly residential customer bills below the national average.

As we grow our business toward a clean energy future, we are also adapting our infrastructure and operations to a new climate reality, striving for best-in-class operations, and aiming to deliver superior value to our customers and investors.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover second quarter 2021 results, comments on the proposed decision in SCE’s General Rate Case, our capital expenditure and rate base forecasts, and updates on other financial topics.

Edison International reported core earnings of $0.94 per share for the second quarter 2021, a decrease of 6 cents per share from the same period last year. As Pedro noted earlier, this year-over-year comparison is not meaningful because SCE has not received a final decision in its 2021 General Rate Case and continues to recognize revenue from CPUC activities based on 2020 authorized levels. We will account for the 2021 GRC track 1 final decision in the quarter SCE receives it.

On page 7, you can see SCE’s key second quarter EPS drivers on the right-hand side. I will highlight the primary contributors to the variance.

To begin, revenue was higher by 10 cents per share. CPUC-related revenue contributed 6 cents to this variance, however this was offset by balancing account expenses. FERC-related revenue contributed 4 cents to this variance, driven by higher rate base and a true-up associated with filing SCE’s annual formula rate update.

O&M had a positive variance of 11 cents and two items account for the bulk of this variance. First, cost recovery activities, which have no effect on earnings, were five cents. This variance is largely due to costs recognized last year following the approval of costs tracked in a memo account. Second, lower wildfire mitigation-related O&M drove a two-cent positive variance, primarily because fewer remediations were identified through the inspection process. This continues the trend we observed in first quarter. Over the past few years, SCE has accelerated and enhanced its approach to risk-informed inspections of its assets. Inspections continue to be one of the important measures for reducing the probability of ignitions. For the first half of the year, while we have maintained the pace of inspections and met our annual target, we have observed fewer findings of equipment requiring remediation. Lastly, depreciation and property taxes had a combined negative variance of 10 cents, driven by higher asset base resulting from SCE’s continued execution of its capital plan.

As Pedro mentioned earlier, SCE received a proposed decision on track 1 of its 2021 General Rate Case on July 9th. If adopted, the PD would result in base rate revenue requirements of $6.9 billion in 2021, $7.2 billion in 2022, and $7.6 billion in 2023. This is lower than SCE’s request primarily related to lower authorized expenses for wildfire insurance premiums, vegetation management, employee benefits, and depreciation. For wildfire insurance, the PD would allow SCE to track premiums above authorized in a memo account for future recovery applications. The PD would also approve a vegetation management balancing account for costs above authorized. In its opening comments, SCE will address the PD’s procedural error that resulted in the exclusion of increased vegetation management labor costs driven by updated wage rates. Vegetation management costs that exceed a defined cap, including these higher labor costs, would be deferred to the vegetation management balancing account. The earliest the Commission can vote on the proposed decision is at its August 19 voting meeting. Consistent with our past practice, we will provide 2021 EPS guidance a few weeks after receiving a final decision.

I would also like to comment on SCE’s capital expenditure and rate base growth forecasts. As shown on page 8, over the track 1 period of 2021 through 2023, rate base growth would be approximately 7% based on SCE’s request and approximately 6% based on the proposed decision. In the absence of a 2021 GRC final decision, SCE continues to execute a capital spending plan for 2021 that would result in spending in the range of $5.4 to $5.5 billion. SCE will adjust spending for what is ultimately authorized in the 2021 GRC final decision while minimizing the risk of disallowed spending. We have updated our 2021 through 2023 rate base forecast to include the Customer Service Re-Platform project. SCE filed a cost recovery application for the project last week. I will note that this rate base forecast does not include capital spending for fire restoration related to wildfires affecting SCE’s facilities and equipment in late 2020. This could add approximately $350 million to rate base by 2023.

Page 9 provides a summary of the approved and pending cost recovery applications for incremental wildfire-related costs. SCE recently received a proposed decision in the CEMA proceeding for drought and 2017 fire-related costs. The PD would authorize recovery of $81 million of the requested revenue. As you can see on page 10, during the quarter, SCE requested a financing order that would allow it to issue up to $1 billion of recovery bonds to securitize the costs authorized in GRC track 2, 2020 residential uncollectibles, and additional AB 1054 capital authorized in GRC track 1. SCE expects a final decision on the financing order in the fourth quarter.

Turning to page 11, SCE continues to make solid progress settling the remaining individual plaintiff claims arising from the 2017 and 2018 Wildfire and Mudslide events. During the second quarter, SCE resolved approximately $560 million of individual plaintiff claims. That leaves about $1.4 billion of claims to be resolved, or less than 23% of the best estimate of total losses.

Turning to page 12, let me conclude by building on Pedro’s earlier comments on sustainability. I will emphasize the strong alignment between the strategy and drivers of EIX’s business, and the clean energy transition that is underway. In June, we published our sustainable financing framework, outlining our intention to continue aligning capital-raising activities with sustainability principles. We have identified several eligible project categories—both green and social—which capture a sizable portion of our capital plan, including T&D infrastructure for the interconnection and delivery of renewable generation using our grid, our EV charging infrastructure programs, grid modernization, and grid resiliency investments. Shortly after publishing the framework, SCE issued $900 million of sustainability bonds that will be allocated to eligible projects and reported on next year.

Our commitment to sustainability is core to the company’s values and a key element of our stakeholder engagement efforts. Importantly, our approach to sustainability drives the large capital investment plan that needs to be implemented to address the impacts of climate change and to serve our customers safely, reliably, and affordably.